Exhibit 10.2

SEPARATION OF EMPLOYMENT AGREEMENT

This SEPARATION OF EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into by Timothy L. Krist (“Employee”) and Charles & Colvard, Ltd. (“the Company”).

Employee is currently employed by the Company as its Chief Financial Officer pursuant to an employment agreement between Employee and the Company dated June 23, 2009 (the “Employment Agreement”).

Employee and the Company have agreed that his employment with the Company shall terminate pursuant to his resignation which shall be effective as of August 5, 2013.

The Company is willing to provide Employee the severance benefits described herein in exchange for his entering into this Agreement, and the parties desire to terminate their employment relationship on mutually agreeable terms and avoid all litigation relating to the employment relationship and its termination.

Employee represents that he has carefully read this entire Agreement, understands its consequences, and voluntarily enters into it.

In consideration of the above and the mutual promises set forth below, Employee and the Company agree as follows:

1.             RESIGNATION/CONTINUING OBLIGATIONS UNDER EMPLOYMENT AGREEMENT.    Employee’s employment with the Company will terminate pursuant to his resignation, effective August 5, 2013 (“Effective Termination Date”).  By signing this Agreement, Employee represents that he has been properly paid for all time worked and received all salary, expense reimbursement, and all other amounts of any kind due to him from the Company with the sole exception of (a) his final paycheck for work during his final payroll period and for any accrued but unused vacation/paid time off which will be paid on the next regularly scheduled payroll date following the Effective Termination Date and (b) the benefits payable under this Agreement.

As of the Effective Termination Date, the Employment Agreement shall terminate and neither party shall have any further obligations thereunder except that Employee specifically acknowledges and agrees that his obligations under Sections 8 (Covenant Not to Compete), 9 (Confidentiality), and 10 (Proprietary Information) of the Employment Agreement shall continue after the termination of the Employment Agreement in accordance with their terms.

2.             SEVERANCE BENEFITS.

A.            Severance Pay.  The Company will pay Employee severance pay in an amount equal to one year of his base annual salary as of the Effective Termination Date (less applicable taxes and withholdings), payable in consecutive substantially equal bi-weekly installments in accordance with the Company’s regular payroll schedule beginning with the first regularly scheduled bi-weekly payment date, which will occur on August 16, 2013.

B.            COBRA Premium Assistance.  If Employee timely and properly elects continuation coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), then the Company will pay the COBRA premiums for coverage for him and his eligible dependents during the 12-month period immediately following the Effective Termination Date.

Payments under this subparagraph 2B shall be made on a monthly basis, but in no event later than the last day of the calendar year following the year in which the expenses were incurred.  Under no circumstances will the Employee be entitled to a cash payment or other benefit in lieu of the payment of the actual COBRA premium cost.  The amount of expenses eligible for payment during any calendar shall not be affected by the amount of expenses eligible for payment in any other calendar year.

Nothing in this Agreement shall constitute a guarantee of COBRA continuation coverage or benefits. Employee shall be solely responsible for all obligations in electing COBRA continuation coverage and taking all steps necessary to qualify for such coverage.

C.  In response to reference requests from potential future employers, the Company will follow its neutral reference policy and shall provide only dates of employment, position held and compensation at time of resignation.

3.             RELEASE.

A.            In consideration of the benefits conferred by this Agreement, EMPLOYEE (ON BEHALF OF HIMSELF AND HIS ASSIGNS, HEIRS AND OTHER REPRESENTATIVES) RELEASES THE COMPANY AND ITS RELATED PARTIES (DEFINED BELOW) (“RELEASEES”) FROM ALL CLAIMS AND WAIVES ALL RIGHTS KNOWN OR UNKNOWN, HE MAY HAVE OR CLAIM TO HAVE AGAINST THE COMPANY, ITS PREDECESSORS, SUBSIDIARIES OR AFFILIATES arising from or relating to his employment with the Company and separation therefrom, to the fullest extent permitted by law, including but not limited to claims:

(i) for discrimination, harassment or retaliation arising under federal, state or local laws prohibiting age (including but not limited to claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended), sex, national origin, race, religion, disability, veteran status or other protected class discrimination, harassment or retaliation for protected activity;

(ii) for compensation and benefits (including but not limited to claims under the Employee Retirement Income Security Act of 1974 (“ERISA”), Fair Labor Standards Act of 1938 (“FLSA”), Family and Medical Leave Act of 1993 (“FMLA”), all as amended, and similar federal, state, and local laws and claims under any other Company policy, plan or program, including the Charles & Colvard, Ltd. 2008 Stock Incentive Plan and the Corporate Incentive Plan;

(iii) related to his employment with the Company and separation therefrom under federal, state or local law of any nature whatsoever (including but not limited to constitutional, statutory, tort, express or implied contract or other common law); and

(iv) for attorneys’ fees.

Provided, however, the release of claims set forth in this Agreement does NOT:

(vi)  limit or release any indemnification rights of Employee as a former officer of the Company, whether provided in the Company’s Articles of Incorporation, Bylaws, indemnification agreements, or any statute or rule of law providing for indemnification or advancement of expenses to officers, now or hereafter in effect;

(vii)  limit or release any rights under any D&O insurance policies of the Company to the extent applicable to Employee;

(viii)  apply to claims for workers’ compensation benefits, vested retirement benefits or unemployment benefits filed with the applicable state agencies or where otherwise prohibited by law;

(ix)  bar a challenge under the Older Workers Benefit Protection Act of 1990 (OWBPA) to the enforceability of the waiver and release of ADEA claims set forth in this Agreement; or

(x)  prohibit Employee from filing a charge with or participating in an investigation by the U.S. Equal Employment Opportunity Commission or other governmental agency with jurisdiction concerning the terms, conditions and privileges of employment or jurisdiction over the Company’s business or assisting with an investigation conducted internally by the Company; provided, however, that by signing this Agreement, Employee waives the right to, and shall not seek or accept, any monetary or other relief of any nature whatsoever in connection with any such charges, investigations or proceedings.

B.            Employee will not sue the Company and/or its Related Parties on any matters relating to his employment or separation therefrom arising before the execution of this Agreement (with the sole exception of claims and challenges set forth in subparagraph A (vi) through (x) above), or join as a party with others who may sue on any such claims, or opt-in to an action brought by others asserting such claims, and in the event that Employee is made a member of any class asserting such claims without his knowledge or consent, Employee shall opt out of such action at the first opportunity.

C.            The Company and its Related Parties which Employee is releasing by signing this Agreement  include:  the Company and its predecessors, successors, and assigns and its and/or their past, present and future owners, parents, subsidiaries, affiliates, predecessors, successors, assigns, officers, directors, employees, employee benefit plans (together with all plan administrators, trustees, fiduciaries and insurers) and agents.

4.            COMPANY INFORMATION AND PROPERTY. Employee shall not at any time after his employment terminates disclose, use or aid third parties in obtaining or using any confidential or proprietary Company information nor access or attempt to access any Company computer systems, networks or any resources or data that resides thereon. Confidential or proprietary information is information relating to the Company or any aspect of its business which is not generally available to the public, the Company’s competitors, or other third parties, or ascertainable through common sense or general business or technical knowledge.  Nothing in this Agreement shall relieve him from any obligations under any previously executed confidentiality, proprietary information or secrecy agreements.

All records, files or other materials maintained by or under the control, custody or possession of the Company or its agents in their capacity as such shall be and remain the Company’s property.  By signing this Agreement, Employee represents that he: (i) has returned all the Company property (including, but not limited to, credit cards; keys;  cellular telephone; air card; access cards; thumb drive(s), laptop(s), personal digital devices and all other computer hardware and software; records, files, documents, manuals, and other documents in whatever form they exist, whether electronic, hard copy or otherwise and all copies, notes or summaries thereof) and turned over all Company passwords or access codes which he created, received or otherwise obtained in connection with his employment; and (ii) has permanently deleted any Company information that may reside on his personal computer(s), other devices or accounts.

5.          RIGHT TO REVIEW AND REVOKE.  The Company delivered this Agreement to Employee on August 2, 2013 by hand-delivery and desires that he have adequate time and opportunity to review and understand the consequences of entering into it.  Accordingly, the Company advises him to consult with his attorney prior to executing it and that he has 21 days within which to consider it.  Additionally, he may not execute this Agreement prior to the Effective Termination Date.  Employee may revoke this Agreement during the seven (7) day period immediately following his execution of it.  The Agreement will not become effective or enforceable until the revocation period has expired.  To revoke the Agreement, a written notice of revocation must be delivered to Randy N. McCullough at the above address.  If Employee revokes this Agreement during the seven (7) day revocation period, Employee will forfeit any severance payments not already paid to Employee as of the date of such revocation.

6.            COOPERATION.  Employee agrees to provide reasonable cooperation with the transition to a new chief financial officer for 30 days following execution of this Agreement; provided that such cooperation is limited to no more than 10 hours of telephone conversations, scheduled upon reasonable advance notice.

7.            OTHER. Except as expressly provided in this Agreement, this Agreement supersedes all other understandings and agreements, oral or written, between the parties and constitutes the sole agreement between the parties with respect to its subject matter. Each party acknowledges that no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement and no agreement, statement or promise not contained in the Agreement shall be valid or binding on the parties.  No change or modification of this Agreement shall be valid or binding on the parties unless such change or modification is in writing and is signed by the parties. Employee’s or the Company’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement.

This Agreement is intended to avoid all litigation relating to Employee’s employment with the Company and his separation therefrom; therefore, it is not to be construed as the Company’s admission of any liability to him, liability which the Company denies.

This Agreement shall apply to, be binding upon and inure to the benefit of the parties’ successors, assigns, heirs and other representatives and be governed by North Carolina law (with the sole exception of its conflicts of laws provisions) and the applicable provisions of federal law, including but not limited to ADEA.

The severance benefits afforded under this Agreement are in lieu of any other compensation or benefits, excluding accrued but unused vacation/paid time off (PTO) and vested retirement benetits, to which Employee otherwise might be entitled, and payment of the severance benefits is conditioned upon Employee’s compliance with the terms of this Agreement.

8.            SECTION 409A OF THE INTERNAL REVENUE CODE.

A.            Parties’ Intent. The parties intend that the provisions of this Agreement comply with the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other interpretive authority thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed and administered in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

B.            Separate Payments.  Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A to the extent such treatment is consistent with Section 409A.

IN WITNESS WHEREOF, the parties have entered into this Agreement on the day and year written below.

EMPLOYEE REPRESENTS THAT HE HAS CAREFULLY READ THE ENTIRE AGREEMENT, UNDERSTANDS ITS CONSEQUENCES, AND VOLUNTARILY ENTERS INTO IT.

/s/ Timothy L. Krist		8/7/2013
Timothy L. Krist		Date

Charles & Colvard, Ltd.

By	: /s/ Randall N. McCullough	8/7/2013
Name:	Randall N. McCullough	Date
Title:	President & Chief Executive Officer